EXHIBIT 99.1
News Release
Investor Contact: Matthew Garth, (212) 878-1831
For Immediate Release April 30, 2020	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports First Quarter 2020 Earnings of $1.12 Per Share,
or $1.13 Per Share, Excluding Special Items
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Highlights:
•	First Quarter Sales of $418 Million
•	Operating Margins Increased 200 Basis Points Sequentially, Excluding Special Items
•	Strong Liquidity of Over $400 Million, Including $218 Million Cash and Equivalents
•	COVID-19 Pandemic Impacted Sales by Approximately $7 Million

NEW YORK, April 30—Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.13, excluding special items, for the first quarter ended March 29, 2020, compared with $1.11 in the prior year. Reported diluted earnings per share were $1.12.

Worldwide net sales were $417.5 million, 5 percent lower than the prior year. Foreign exchange had an unfavorable impact on sales of approximately $6.0 million or 2 percentage points. In addition, COVID-19 impacted sales by approximately $7 million, or 2 percent, primarily due to weakness in China. Operating income was $57.7 million and represented 13.8 percent of sales. Operating income excluding special items was $58.3 million and represented 14.0 percent of sales.

“MTI’s first quarter results underscore our team’s strong execution as we navigated through weakness in some end markets as well as the outbreak of COVID-19,” said Douglas T. Dietrich, Chief Executive Officer. “Our robust global supply chain, diversified business portfolio and culture of operational excellence were evident in our first quarter results. These results also reflect our focus on expanding margins through aggressive cost control, productivity improvements and pricing actions, which we have been implementing over the last year. Despite COVID-19 related weakness in certain end markets, we saw strong demand for our consumer-oriented products.”

COVID-19 Update

MTI is closely adhering to all government regulations globally as they are issued. Applicable governmental directives across the United States and other global locations typically permit the continued operation of essential critical infrastructure sectors. As MTI supplies products and services to many essential industries, including critical manufacturing and energy sectors, all of our operations have qualified as essential businesses and are currently operational. A few locations, however, have been temporarily impacted by government directives.

Mr. Dietrich continued, “Our first priority is the health and safety of our employees, and we have implemented enhanced protocols across all of our locations. We have also conducted scenario planning and developed contingency plans to ensure we are supporting our customers and adjusting to changing market dynamics. Our success in managing through the outbreak in China provided a solid baseline informing our business continuity plans and enabling us to take decisive measures and develop plans for impacts in North America, Europe and the rest of the world. Our financial condition remains strong, including liquidity of over $400 million, and the strength and diversification of our geographies, markets, and customers positions us to manage through the changing COVID-19 environment."

The COVID-19 pandemic affected sales by approximately $7 million in the first quarter. The impact was primarily in the Metalcasting product line within the Performance Materials segment, driven by foundry closures in China as well as a slowdown in North America late in the quarter.

The current economic environment related to the rapidly evolving global pandemic, which is slowing business activity in several key end-markets, is expected to further impact MTI’s second quarter results.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, decreased 6 percent in the first quarter to $323.3 million.  Operating income for the Minerals businesses was $44.4 million and represented 13.7 percent of sales.

Performance Materials segment sales decreased 7 percent to $186.2 million. The impact of COVID-19 in China and late in the quarter in North America contributed to nearly half of the decline as compared to the prior year.

Metalcasting sales decreased 16 percent, primarily due to weaker foundry demand in the U.S. and Asia, including the impact of COVID-19. Household, Personal Care & Specialty Products sales increased 1 percent, driven by the continued strong performance of our global pet care business, which grew 6 percent, as well as our personal care business, which grew 4 percent. Building Materials sales grew 10 percent, driven by increased North American construction activity. Environmental Products sales decreased 28 percent, primarily driven by a large project completed in the prior year.

Operating income for the segment was $24.1 million and represented 12.9 percent of sales. Operating margin increased 140 basis points sequentially, primarily driven by continued pricing and cost control measures. Compared to the prior year, operating income was impacted by lower Metalcasting sales.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 5 percent in the first quarter to $137.1 million. The impact of COVID-19 for this segment was limited to a slowdown in residential construction and transportation end markets that occurred late in the first quarter in North America and Europe.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 6 percent to $102.6 million largely due to previously announced customer paper machine shutdowns in North America in 2019. Paper PCC sales in Asia grew 4 percent, driven by 8 percent growth in China. Specialty PCC sales decreased 3 percent as demand slowed late in the first quarter. Specialty PCC products are sold to the polymer industry for use in automotive and construction applications, to the adhesives and printing inks industry, as well as to the food and pharmaceutical industries.

Processed Minerals sales decreased 1 percent to $34.5 million, as sales growth in Ground Calcium Carbonate (GCC) was offset by lower Talc sales. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Segment operating income was $20.3 million and represented 14.8 percent of sales. Operating income was primarily impacted by the paper mill shutdowns in North America. This was partially offset by continued higher pricing and cost control.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, were relatively flat compared to the prior year at $94.2 million. Operating income for the Service businesses was $14.4 million and represented 15.3 percent of sales.

Refractories segment sales decreased 7 percent to $69.0 million, due to lower sales of Refractory Products globally, partially offset by higher Metallurgical Products sales. Sales were impacted by lower demand from steel mills in the U.S., lower equipment sales and foreign exchange.

Segment operating income was $11.2 million and represented 16.2 percent of sales.  The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales rose 24 percent to $25.2 million, driven by higher well testing activity in the Gulf of Mexico and increased international sales.

Operating income increased 33 percent to $3.2 million and represented 12.7 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

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Minerals Technologies will host a conference call tomorrow, May 1, 2020 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on May 1, 2020.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives; our ability to service our debt; our ability to comply with the covenants in our senior secured credit facility; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2019 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.8 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth
	Mar. 29,	Dec. 31,	Mar. 31,
	2020	2019	2019	Prior Qtr.	Prior Year

Net sales
Product sales	$392.3	$416.6	$417.4	(6)%	(6)%
Service revenue	25.2	23.6	20.3	7%	24%
Total net sales	417.5	440.2	437.7	(5)%	(5)%

Cost of sales
Cost of goods sold	294.1	317.3	314.0	(7)%	(6)%
Cost of service revenue	16.6	15.2	14.0	9%	19%
Total cost of sales	310.7	332.5	328.0	(7)%	(5)%

Production margin	106.8	107.7	109.7	(1)%	(3)%

Marketing and administrative expenses	43.4	49.3	42.9	(12)%	1%
Research and development expenses	5.1	5.4	4.8	(6)%	6%
Litigation expenses	0.6	5.3	0.0	*	*

Income from operations	57.7	47.7	62.0	21%	(7)%

Interest expense, net	(9.3)	(9.9)	(11.4)	(6)%	(18)%
Other non-operating income (deductions), net	0.6	(2.8)	(1.4)	(121)%	(143)%
Total non-operating deductions, net	(8.7)	(12.7)	(12.8)	(31)%	(32)%

Income from operations before tax and equity in earnings	49.0	35.0	49.2	40%	(0)%

Provision for taxes on income	9.7	5.8	9.3	67%	4%
Equity in earnings of affiliates, net of tax	0.3	0.4	0.1	(25)%	200%

Consolidated net income	39.6	29.6	40.0	34%	(1)%

Less: Net income attributable to non-controlling interests	1.0	0.6	0.9	67%	11%

Net Income attributable to Minerals Technologies Inc. (MTI)	$38.6	$29.0	$39.1	33%	(1)%

Weighted average number of common shares outstanding:

Basic	34.4	34.8	35.2

Diluted	34.4	34.9	35.3

Earnings per share attributable to MTI:

Basic	$1.12	$0.83	$1.11	35%	1%

Diluted	$1.12	$0.83	$1.11	35%	1%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended March 29, 2020, December 31, 2019, and March 31, 2019 consisted of 89 days, 93 days, and 90 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended March 29, 2020, December 31, 2019, and March 31, 2019, and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Mar. 29,	Dec. 31,	Mar. 31,
		2020	2019	2019
	Net income attributable to MTI	$38.6	$29.0	$39.1
	% of sales	9.2%	6.6%	8.9%

	Special items:
	Litigation expenses	0.6	5.3	0.0
	Related tax effects on special items	(0.2)	(1.3)	0.0

	Net income attributable to MTI, excluding special items	$39.0	$33.0	$39.1
	% of sales	9.3%	7.5%	8.9%

	Diluted earnings per share, excluding special items	$1.13	$0.95	$1.11

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended March 29, 2020, December 31, 2019, and March 31, 2019 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
	(millions of dollars)	Mar. 29,	Dec. 31,	Mar. 31,
		2020	2019	2019
	Cash flow from operations	$30.3	$79.8	$30.8
	Capital expenditures	16.6	13.2	17.6
	Free cash flow	$13.7	$66.6	$13.2

	Depreciation and Amortization Expense	$22.9	$24.8	$24.5

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended
		Mar. 29,	Dec. 31,	Mar. 31,
		2020	2019	2019
	Interest income	$0.3	$0.6	$0.5
	Interest expense	(9.6)	(10.5)	(11.9)
	Foreign exchange gains (losses)	2.3	(1.3)	0.9
	Other deductions	(1.7)	(1.5)	(2.3)
	Non-operating deductions, net	$(8.7)	$(12.7)	$(12.8)

5)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, May 1, 2020 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth
SALES DATA	Mar. 29, 2020	% of Total Sales	Dec. 31, 2019	% of Total Sales	Mar. 31, 2019	% of Total Sales	Prior Qtr.	Prior Year

United States	$226.9	54%	$233.8	53%	$231.7	53%	(3)%	(2)%
International	190.6	46%	206.4	47%	206.0	47%	(8)%	(7)%
Net Sales	$417.5	100%	$440.2	100%	$437.7	100%	(5)%	(5)%

Metalcasting	$61.7	15%	$73.2	17%	$73.2	17%	(16)%	(16)%
Household, Personal Care & Specialty Products	96.2	23%	96.2	22%	94.8	22%	0%	1%
Environmental Products	11.5	3%	14.6	3%	15.9	4%	(21)%	(28)%
Building Materials	16.8	4%	17.4	4%	15.3	3%	(3)%	10%
Performance Materials Segment	$186.2	45%	$201.4	46%	$199.2	46%	(8)%	(7)%

Paper PCC	$85.1	20%	$93.0	21%	$91.5	21%	(8)%	(7)%
Specialty PCC	17.5	4%	16.0	4%	18.1	4%	9%	(3)%
PCC Products	$102.6	25%	$109.0	25%	$109.6	25%	(6)%	(6)%

Ground Calcium Carbonate	$22.6	5%	$21.2	5%	$22.3	5%	7%	1%
Talc	11.9	3%	11.6	3%	12.5	3%	3%	(5)%
Processed Minerals Products	$34.5	8%	$32.8	7%	$34.8	8%	5%	(1)%

Specialty Minerals Segment	$137.1	33%	$141.8	32%	$144.4	33%	(3)%	(5)%

Total Minerals Businesses	$323.3	77%	$343.2	78%	$343.6	79%	(6)%	(6)%

Refractory Products	$55.8	13%	$60.5	14%	$62.0	14%	(8)%	(10)%
Metallurgical Products	13.2	3%	12.9	3%	11.8	3%	2%	12%
Refractories Segment	$69.0	17%	$73.4	17%	$73.8	17%	(6)%	(7)%

Energy Services Segment	$25.2	5%	$23.6	5%	$20.3	5%	7%	24%

Total Service Businesses	$94.2	23%	$97.0	22%	$94.1	21%	(3)%	0%

Net Sales	$417.5	100%	$440.2	100%	$437.7	100%	(5)%	(5)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
	Mar. 29, 2020	Dec. 31, 2019	Mar. 31, 2019	Prior Qtr.	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$24.1	$23.2	$26.3	4%	(8)%
% of Sales	12.9%	11.5%	13.2%
Specialty Minerals Segment	$20.3	$19.4	$22.0	5%	(8)%
% of Sales	14.8%	13.7%	15.2%
Total Minerals Businesses	$44.4	$42.6	$48.3	4%	(8)%
% of Sales	13.7%	12.4%	14.1%
Refractories Segment	$11.2	$10.4	$12.1	8%	(7)%
% of Sales	16.2%	14.2%	16.4%
Energy Services Segment	$3.2	$2.5	$2.4	28%	33%
% of Sales	12.7%	10.6%	11.8%
Total Service Businesses	$14.4	$12.9	$14.5	12%	(1)%
% of Sales	15.3%	13.3%	15.4%

Unallocated and Other Corporate Expenses	$(1.1)	$(7.8)	$(0.8)	*	38%

Consolidated	$57.7	$47.7	$62.0	21%	(7)%
% of Sales	13.8%	10.8%	14.2%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*

Total Minerals Businesses	$0.0	$0.0	$0.0	*	*

Refractories Segment	$0.0	$0.0	$0.0	*	*

Energy Services Segment	$0.0	$0.0	$0.0	*	*

Total Service Businesses	$0.0	$0.0	$0.0	*	*

Unallocated and Other Corporate Expenses	$0.6	$5.3	$0.0	*	*

Consolidated	$0.6	$5.3	$0.0	*	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended March 29, 2020, December 31, 2019 and March 31, 2019, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Mar. 29,	Dec. 31,	Mar. 31,
EXCLUDING SPECIAL ITEMS	2020	2019	2019	Prior Qtr.	Prior Year

Performance Materials Segment	$24.1	$23.2	$26.3	4%	(8)%
% of Sales	12.9%	11.5%	13.2%
Specialty Minerals Segment	$20.3	$19.4	$22.0	5%	(8)%
% of Sales	14.8%	13.7%	15.2%
Total Minerals Businesses	$44.4	$42.6	$48.3	4%	(8)%
% of Sales	13.7%	12.4%	14.1%
Refractories Segment	$11.2	$10.4	$12.1	8%	(7)%
% of Sales	16.2%	14.2%	16.4%
Energy Services Segment	$3.2	$2.5	$2.4	28%	33%
% of Sales	12.7%	10.6%	11.8%
Total Service Businesses	$14.4	$12.9	$14.5	12%	(1)%
% of Sales	15.3%	13.3%	15.4%

Unallocated Corporate Expenses	$(0.5)	$(2.5)	$(0.8)	*	(38)%

Consolidated	$58.3	$53.0	$62.0	10%	(6)%
% of Sales	14.0%	12.0%	14.2%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Mar. 29,		December 31,
	2020	*	2019	**

Current assets:
Cash & cash equivalents	$214.3		$241.6
Short-term investments	3.8		1.6
Accounts receivable, net	382.7		376.2
Inventories	252.0		253.3
Prepaid expenses and other current assets	44.8		46.5
Total current assets	897.6		919.2

Property, plant and equipment	2,234.5		2,257.0
Less accumulated depreciation	1,199.9		1,204.2
Net property, plant & equipment	1,034.6		1,052.8

Goodwill	805.6		807.4
Intangible assets	200.3		203.0
Other assets and deferred charges	131.0		130.2

Total assets	$3,069.1		$3,112.6

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$100.9		$101.2
Current maturities of long-term debt	1.8		2.1
Accounts payable	158.0		163.4
Other current liabilities	120.8		131.8
Total current liabilities	381.5		398.5

Long-term debt	824.9		824.3
Deferred income taxes	181.7		180.6
Other non-current liabilities	269.0		274.6
Total liabilities	1,657.1		1,678.0

Total MTI shareholders' equity	1,379.8		1,402.7
Non-controlling Interests	32.2		31.9
Total shareholders' equity	1,412.0		1,434.6

Total liabilities and shareholders' equity	$3,069.1		$3,112.6

* Unaudited
** Condensed from audited financial statements.